Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

GlobeImmune, Inc.:

We consent to the use of our report dated March 14, 2014, with respect to the balance sheets of GlobeImmune, Inc. as of December 31, 2013 and 2012, and the related statements of operations and comprehensive income and loss, redeemable, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boulder, Colorado

March 14, 2014